Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is executed as of June 4, 2012 between Zion Oil & Gas, Inc., a corporation duly organized and existing under the laws of Delaware having an office at 6510 Abrams Road, Suite 300, Dallas, Texas, 75231 (“Zion Oil”) and Lapidoth Israel Oil Prospectors Corp. Ltd., a corporation duly organized and existing under the laws of Israel having an office at 19 Brodetsky Street, Tel-Aviv 69051, Israel (“Lapidoth”). Zion Oil and Lapidoth may be referred to individually as a “Party” or collectively as the “Parties”.

1. Purpose: The Parties acknowledge and agree that the purpose of this MOU is to provide a mutually acceptable framework for the good faith negotiation and consummation of the transactions and agreements described in Section 2 below.

2. Business Relationship: The Parties contemplate a business relationship that is intended to establish a private company to be organized under the laws of the State of Israel (“Zion-Lapidoth Drilling”), wherein Zion Oil and Lapidoth will both hold equal amounts (i.e. 50% each) of the shareholding of Zion-Lapidoth Drilling. Funded in equal amounts by Zion Oil and Lapidoth, Zion-Lapidoth Drilling will acquire and hold title to a drilling rig. Zion-Lapidoth Drilling’s stated business purpose will be to conduct drilling on Zion Oil’s oil & gas interests within the State of Israel and to the extent not so utilized, to be leased out for hire to other drilling projects in Israel. The arrangement between the Parties will include the following terms:

(i) A rig, suitable and fit for drilling wells to a depth of up to 25,000 feet and costing up to a maximum of $15 Million shall be purchased by Zion Drilling (“RIG”);

(ii) Zion Oil shall retain Zion-Lapidoth Drilling to drill wells, as needed in accordance with Zion Oil’s work program. When not needed by Zion Oil, others may retain the Rig. At all times, Zion-Lapidoth Drilling will be compensated, by Zion Oil or others, at market rates for drilling activities;

(iii) The Parties will consult with their respective accounting and other specialists as to the best way to facilitate the establishment of Zion-Lapidoth Drilling so as to minimize the tax consequences to each of them. The parties agree that Zion-Lapidoth Drilling may be a foreign entity if in the best interest of the Parties pursuant to accounting advice;

(iv) The Parties will enter into legally binding agreements relating to the establishment and administration of Zion-Lapidoth Drilling including, without limitation, a shareholders’ agreement defining their respective rights in Zion-Lapidoth Drilling, the composition and makeup of the board of directors and management of Zion-Lapidoth Drilling and other related matters.

3. Conditions:

(i) Financing: The Parties understand that the effectuation of the terms specified above is subject to the raising by Zion Oil, within 12 months from date of this MOU, at least $10 Million in gross proceeds.

(ii) Inspection & Repairs: Before purchase, the Parties shall retain an independent 3rd party expert to inspect the Rig and provide a fitness report for the Rig and each Party shall pay one half of the inspection and report costs. Prior to closing of the transaction the Parties shall agree on any required upgrades and repairs to cause the Rig to be fit for the purpose for which it is to be used and the amount which each Party shall contribute for the same.

4. Definitive Agreements: Upon execution of this MOU, the Parties will enter into good faith negotiation of the terms and conditions of one or more definitive agreements to govern the business relationships described in Section 2 above (the “Definitive Agreements”). Without limitation, the Definitive Agreements will also include the business items below and such other standard terms and conditions for agreements of this type including appropriate legal opinions.

a)	Financing

i)	Each Party provides equal shares of future money requirements of Zion-Lapidoth Drilling.

ii)	Bank Account – to require signature of representatives of both Parties.

b)	Board - Zion Oil and Lapidoth shall be entitled to appoint equal numbers of directors. The board shall be responsible for all company operations, including hiring of staff to operate the Rig.

c)	Dividends – distributions shall be on an equal basis.

d)	Transfer of Interest

i)	A Party may not transfer or otherwise dispose of its interest in Zion Drilling, including granting a lien or pledge therein, without the prior written consent of other Party.

ii)	If a Party enters into bankruptcy or receivership or liquidation proceeding, then the other Party shall have the first right of refusal to purchase such Party’s shares in Zion Drilling.

e)	Arbitration if dispute.

f)	Zion Oil shall retain Zion-Lapidoth Drilling to drill not less than three deep wells, which shall be the first three wells which Zion Oil drills in the State of Israel following execution of the Definitive Agreement.

5. Expenses. Unless otherwise expressly agreed in writing in each instance, each Party shall bear its own costs in connection with the preparation, negotiation and finalization of the Definitive Agreements.

6. Timing. The Parties agree to use their best efforts to enter into the Definitive Agreements by no later than 12 months from signing this MOU.

7. Zion Oil hereby grants Lapidoth first rights of refusal to act as drilling contractor for any wells which Zion Oil shall drill in the State of Israel during the period ending 12 months after the date of signature of this MOU, in accordance with Lapidoth’s 2012 price list that was provided to Zion Oil. For the avoidance of doubt, upon purchase of the Rig, if and when concluded, this first right of refusal shall cease.

8. Conditions to close include (i) satisfaction with the results of legal, accounting, business and other due diligence investigations to be performed by each Party and its respective advisors, including accountants, attorneys and other representatives with respect to the other Party; (ii) negotiation and execution of a satisfactory commercial agreements which shall include the principal business terms set out herein; (iii) the absence of any material adverse change in either Party’s condition or assets; (iv) obtaining all necessary consents or approvals from third parties and directors and stockholders if required; and (v) fulfillment of the terms of Section 3 above.

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9. Neither this MOU nor any discussions or disclosures hereunder shall (a) be deemed a commitment to any business relationship, contract or future dealing with the other party, or (b) prevent either party from conducting similar discussions to those hereunder; or (c) constitute, in any way, a binding agreement or impose any legal obligation or duty. Notwithstanding the foregoing, the parties intend to be legally bound by the terms of Sections 5, 7 - 11.

10. In consideration for the considerable expenditures of time, effort and expense to be undertaken in connection with the transactions contemplated herein documentation, neither Zion Oil nor Lapidoth will, after the date of the signing of this MOU and before the earlier of (i) 12 months from the date of this MOU or (ii) termination of this MOU by mutual agreement, (a) solicit, initiate or encourage any new inquiries or discussions or proposals for, (b) continue, propose or enter into negotiations or discussions with respect to, or (c) enter into any agreement or understanding providing for, establishment of a business with a third party to purchase a drilling rig to operate within the State of Israel, without the prior written consent of the other party to this MOU (i.e. Zion Oil or Lapidoth).

11. In no event shall either Party have any liability to the other with respect to claims arising out of or in connection with or resulting from this MOU whether in contract, tort or otherwise.

12. Applicable Law. This MOU and the performance hereof shall be construed and governed in accordance with the internal laws of Israel, without reference to principles of conflict of laws. All disputes shall be settled in Israel by arbitration upon the terms to be detailed in the Definitive Agreement.

In witness whereof, the parties have executed this MOU as of the date first mentioned above.

Zion Oil & Gas, Inc.	Lapidoth Israel Oil Prospectors Corp. Ltd.

/s/ Richard Rinberg	/s/ Jacob Luxenburg & /s/ Eli Kamar
Richard Rinberg, CEO	Jacob Luxenburg, Chairman
Eli Kamar, CEO

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